Exhibit 10.1

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (the “Agreement”) is made and entered into with an effective date of December 31th, 2011,

by and between:

TELIPHONE CORP., a Nevada, USA Corporation, whose head office is located at 6299 Airport Road, suite 307, Mississauga, Ontario L4V 1N3 CANADA, hereby represented by Mr. Benoit Laliberte, its Chief Technology Officer, hereby referred to as the “Teliphone”,
And

The NEW YORK TELECOM EXCHANGE INC., a New York Corporation, whose registered office is located at 187 Wolf Road, Suite 101, Albany, New York 12205 USA here represented by Lawry Trevor-Deutsch, its President, hereby referred to as “NYTEX”.

Collectively referred to as “The Parties”

PREAMBLE

WHEREAS NYTEX has developed and implemented the world's first international telecommunications commodity exchange.

WHEREAS NYTEX desires to sell Teliphone, and Teliphone desires to purchase from the NYTEX, all assets and liabilities related to NYTEX including but not limited to its intellectual property, hardware, software and client lists ("Assets") (with details in Appendix A).

WHEREFORE the parties hereto hereby agree as follows:

1.           Sale of Assets and Liabilities.  Subject to the terms and conditions of this Agreement, and in reliance upon the representations, warranties, covenants and agreements contained in this Agreement, the NYTEX shall sell all Assets and Liabilities of the NYTEX operation as outlined in Appendix A to Teliphone, and the Teliphone shall purchase the assets and liabilities from NYTEX for a purchase price of US$ five million dollars (US$5,000,000) payable by twenty million (20,000,000) Teliphone Corp common shares. (the “Purchase Price”) at a cost basis of US$ 0.25 per share.

2.           Closing.

(a)           The purchase and sale of Assets shall take place at a closing (the “Closing”), to be held on December 30, 2011 at such time and place as shall be determined by the Teliphone and NYTEX.

(b)           Within 60 days of closing, a final accounting of asset/liability transfer will be documented and agreed to by the parties.

(c)           Within 30 days after the Closing, NYTEX and Teliphone will undertake to develop a plan for orderly transfer of NYTEX operations to Teliphone such that NYTEX clients are not affected by the transfer and such that Teliphone has adequate time to prepare its business and financial processes to accommodate the transfer.

(d)           At time of closing, Teliphone agrees to issue instructions to its transfer agent to record the issue of shares to NYTEX with delivery of such shares to take place within 60 days of the closing.

(e)            It is agreed that the NYTEX relinquishes all use of the name “NYTEX”, "New York Telecom Exchange" or any corporate derivatives, the NYTEX logo or any other component related to the trade marking of “NYTEX”. This includes but is not limited to the use of “NYTEX” in any Internet domain whether alone or as part of a domain name.

(f)            NYTEX agrees to take all steps to have the corporation name “New York Telecom Exchange Inc.” revert legally to United American Corporation or any other corporate name available not associated or resembling "NYTEX" within 60 days of final execution of this agreement.

(g)           At and at any time after the Closing, the parties shall duly execute, acknowledge and deliver all such further assignments, conveyances, instruments and documents, and shall take such other action consistent with the terms of this Agreement to carry out the transactions contemplated by this Agreement.

(h)           All representations, covenants and warranties of the Teliphone and NYTEX contained in this Agreement shall be true and correct on and as of the Closing Date with the same effect as though the same had been made on and as of such date.

3.           Representations and Warranties of Teliphone.  Teliphone hereby makes the following represents and warranties to the Seller:

(a)           Teliphone has the requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby and otherwise to carry out its obligations hereunder.  No consent, approval or agreement of any individual or entity is required to be obtained by Teliphone in connection with the execution and performance by Teliphone of this Agreement or the execution and performance by Teliphone of any agreements, instruments or other obligations entered into in connection with this Agreement.

(b)           Teliphone acknowledges that Teliphone has had the opportunity to ask questions of and receive answers from, or obtain additional information from, the executive officers of the Company concerning the financial and other affairs of the Company. In making the decision to purchase the Assets, Teliphone hereby acknowledges that such Teliphone has relied upon the prospectus and other written information provided to Teliphone by the NYTEX or filed electronically on the SEC EDGAR filing system.

4.           Representations and Warranties of NYTEX.  NYTEX hereby makes the following representations and warranties to Teliphone, which may be relied on by any subsequent purchasers of the Teliphone's capital stock and their counsel:

(a)           NYTEX owns the Assets free and clear of all any and all liens, claims, encumbrances, preemptive rights, right of first refusal and adverse interests of any kind.

(b)          NYTEX has the requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby and otherwise to carry out NYTEX's obligations hereunder.  No consent, approval or agreement of any individual or entity is required to be obtained by NYTEX in connection with the execution and performance by NYTEX of this Agreement or the execution and performance by NYTEX of any agreements, instruments or other obligations entered into in connection with this Agreement.

(c)           There is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal, foreign or domestic, or, to NYTEX's knowledge, threatened against NYTEX or any of NYTEX’s assets.  There is no judgment, decree or order against NYTEX that could prevent, enjoin, alter or delay any of the transactions contemplated by this Agreement.

5.           Abandonment.   Teliphone recognizes and acknowledges that NYTEX has relied heavily on Teliphone's commitment to operate and grow business related to the use NYTEX assets and intellectual property and based on this commitment NYTEX has agreed to compensation in the form of Teliphone common shares. As such, should Teliphone abandon operation of NYTEX or withhold resources sufficient for adequate operation of NYTEX within 24 months of this agreement, NYTEX at its option may return the twenty million Teliphone shares to Teliphone in exchange for the NYTEX intellectual property rights and other such assets referred to in this agreement.

6.           Insolvency/Bankruptcy of Teliphone.  Should Teliphone become insolvent, declare bankruptcy, invoke creditor protection actions, cease to do business or declare any situation which can be reasonably be construed as a serious risk to the viability of Teliphone within 24 months of execution of this Agreement, Teliphone will forfeit all rights to the NYTEX intellectual property including all software, trade names, client lists, domain names, goodwill, and any improvements and additions that may have been made after execution of this agreement and all such rights will revert back to NYTEX.

7.           Finder's Fee.  NYTEX represents and warrants that no person is entitled to receive a finder’s fee from NYTEX in connection with this Agreement as a result of any action taken by Teliphone or NYTEX pursuant to this Agreement, and agrees to indemnify and hold harmless the other party, its officers, directors and affiliates, in the event of a breach of the representation and warranty.  This representation and warranty shall survive the Closing.

6.           Termination by Mutual Agreement.  This Agreement may be terminated at any time by mutual consent of the parties hereto, provided that such consent to terminate is in writing and is signed by all of the parties hereto.

7.           Miscellaneous.

(a)           Entire Agreement.  This Agreement constitutes the entire agreement of the parties, superseding and terminating any and all prior or contemporaneous oral and written agreements, understandings or letters of intent between or among the parties with respect to the subject matter of this Agreement.  No part of this Agreement may be modified or amended, nor may any right be waived, except by a written instrument which expressly refers to this Agreement, states that it is a modification or amendment of this Agreement and is signed by the parties to this Agreement, or, in the case of waiver, by the party granting the waiver.  No course of conduct or dealing or trade usage or custom and no course of performance shall be relied on or referred to by any party to contradict, explain or supplement any provision of this Agreement, it being acknowledged by the parties to this Agreement that this Agreement is intended to be, and is, the complete and exclusive statement of the Agreement with respect to its subject matter.  Any waiver shall be limited to the express terms thereof and shall not be construed as a waiver of any other provisions or the same provisions at any other time or under any other circumstances.

(b)           Severability.  If any section, term or provision of this Agreement shall to any extent be held or determined to be invalid or unenforceable, the remaining sections, terms and provisions shall nevertheless continue in full force and effect.

(c)           Notices.  All notices provided for in this Agreement shall be in writing signed by the party giving such notice, and delivered personally or sent by overnight courier, mail or messenger against receipt thereof or sent by registered or certified mail, return receipt requested, or by facsimile transmission or similar means of communication if receipt is confirmed or if transmission of such notice is confirmed by mail as provided in this Section 7(c).  Notices shall be deemed to have been received on the date of personal delivery or telecopy or attempted delivery.

(d)           Governing Law.  This Agreement shall be governed and construed in accordance with the laws of the Province of Ontario applicable to agreements executed and to be performed wholly within such State, without regard to any principles of conflicts of law.  Each of the parties hereby  irrevocably consents and agrees that any legal or equitable action or proceeding arising under or in connection with this Agreement shall be brought in the courts located in the Province of Ontario, Canada, by execution and delivery of this Agreement, irrevocably submits to and accepts the jurisdiction of said courts, waives any defense that such court is not a convenient forum, and consent to any service of process made either in the manner set forth in Section 7(c) of this Agreement (other than by telecopier), or any other method of service permitted by law.

(e)           Parties to Pay Own Expenses.  Each of the parties to this Agreement shall be responsible and liable for its own expenses incurred in connection with the preparation of this Agreement, the consummation of the transactions contemplated by this Agreement and related expenses.

(f)           Successors.  This Agreement shall be binding upon the parties and their respective heirs, executors, administrators, legal representatives, successors and assigns; provided, however, that neither party may assign this Agreement or any of its rights under this Agreement without the prior written consent of the other party.

(g)           Further Assurances.  Each party to this Agreement agrees, without cost or expense to any other party, to deliver or cause to be delivered such other documents and instruments as may be reasonably requested by any other party to this Agreement in order to carry out more fully the provisions of, and to consummate the transaction contemplated by, this Agreement.

(h)           Counterparts.  This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

(i)            No Strict Construction.  The language used in this Agreement will be deemed to be the language chosen by the parties with the advice of counsel to express their mutual intent, and no rules of strict construction will be applied against any party.

(j)            Headings.  The headings in the Sections of this Agreement are inserted for convenience only and shall not constitute a part of this Agreement.

(k)            Legal Representation and Regulatory Approval.  Each party hereto acknowledges that this agreement is subject to final review by independent legal counsel and such review may result in changes to the agreement.  Furthermore the parties recognized that the agreement may be subject to regulatory review and approval and the agreement may be altered for compliance purposes. Neither party shall be held liable for changes under these circumstances.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

TELIPHONE CORP.

per:
Benoit Laliberte
Chief Technology Officer

NEW YORK TELECOM EXCHANGE INC.

per:
Lawry Trevor-Deutsch
President

Appendix A
Summary of NYTEX Assets and Liabilities
(to be detailed and agreed to as per the terms of this agreement)

Assets:

Hardware
Software
Trade name
Domain name
Client List
Accounts Receivable
Goodwill

Liabilities:

Accounts Payable
Short term loans
Long term Loans
New York State Taxes/Fees
Any other taxes